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
---------                                                                                                 --------------------------
 FORM 4                                                                                                         OMB APPROVAL
---------                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION                 --------------------------
[ ] CHECK THIS BOX IF NO LONGER                       WASHINGTON D.C., 20549                              OMB Number      3235-0287
    SUBJECT TO SECTION 16. FORM                                                                           Expires:  January 31, 2005
    4 OR FORM 5 OBLIGATIONS MAY            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   Estimated average burden
    CONTINUE. See INSTRUCTION 1(b).                                                                       hours per response....0.5
                                                                                                          --------------------------

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
(Print or Type Responses)   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting    | 2. Issuer Name AND Ticker or Trading Symbol       | 6. Relationship of Reporting Person(s)
   Person*                          |                                                   |    to Issuer (Check all applicable)
                                    |                                                   |   _____ Director       _____ 10% Owner
  Pattishall  Robert        A.      |    Veridian Corporation ("VNX")                   |   __X__ Officer (give  _____ Other
----------------------------------------------------------------------------------------|         title below)         (specify
(Last)        (First)       (Middle)| 3. I.R.S. Identification | 4. Statement for       |                              below)
                                    |    Number of Reporting   |    Month/Year          |
                                    |    Person, if an entity  |                        |
                                    |    (voluntary)           |                        |            Sr. VP
  c/o Veridian Corporation,         |                          |       06/02            |           ---------------------
  1200 S. Hayes St., Suite 1100     |                          |------------------------|-------------------------------------------
------------------------------------|                          | 5. If Amendment,       | 7. Individual or Joint/Group Filing
               (Street)             |                          |    Date of Original    |    (Check Applicable Line)
                                    |                          |    (Month/Year)        |    _X_ Form filed by One Reporting
                                    |                          |                        |        Person
                                    |                          |                        |    ___ Form filed by More than One
Arlington        VA         22202   |                          |                        |        Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)     (Zip)   |        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                |2. Transaction|3. Transaction |4. Securities            |5. Amount of   |6. Ownership|7. Nature
   (Instr. 3)                       |   Date       |   Code        |   Acquired (A)          |   Securities  |   Form:    |   of
                                    |              |   (Instr. 8)  |   or Disposed of (D)    |   Beneficially|   Direct   |   Indi-
                                    |   (Month/Day/|               |   (Instr. 3, 4 and 5)   |   Owned at End|   (D) or   |   rect
                                    |   Year)      |               |                         |   of Month    |   Indirect |   Bene-
                                    |              |               |                         |   (Instr. 3   |   (I)      |   ficial
                                    |              |---------------|-------------------------|   and 4)      |   (Instr.4)|   Owner-
                                    |              |       |       |       | (A)  |          |               |            |   ship
                                    |              |  Code |   V   | Amount|  or  |  Price   |               |            |   (In-
                                    |              |       |       |       | (D)  |          |               |            |   str.4)
------------------------------------|--------------|-------|-------|-------|------|----------|---------------|------------|---------
Common stock, par value $0.0001 per |    6/5/02    |   P   |       | 3,750 |  A   |  $16.00  |    17,497     |     D      |
share ("Common Stock")              |              |       |       |       |      |          |               |            |
------------------------------------|--------------|-------|-------|-------|------|----------|---------------|------------|---------
                                    |              |       |       |       |      |          |               |            |
                                    |              |       |       |       |      |          |               |            |
------------------------------------|--------------|-------|-------|-------|------|----------|---------------|------------|---------
                                    |              |       |       |       |      |          |               |            |
                                    |              |       |       |       |      |          |               |            |
------------------------------------|--------------|-------|-------|-------|------|----------|---------------|------------|---------
                                    |              |       |       |       |      |          |               |            |
                                    |              |       |       |       |      |          |               |            |
------------------------------------|--------------|-------|-------|-------|------|----------|---------------|------------|---------
                                    |              |       |       |       |      |          |               |            |
                                    |              |       |       |       |      |          |               |            |
------------------------------------|--------------|-------|-------|-------|------|----------|---------------|------------|---------
                                    |              |       |       |       |      |          |               |            |
                                    |              |       |       |       |      |          |               |            |
------------------------------------|--------------|-------|-------|-------|------|----------|---------------|------------|---------
                                    |              |       |       |       |      |          |               |            |
                                    |              |       |       |       |      |          |               |            |
------------------------------------------------------------------------------------------------------------------------------------






------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.               (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
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
FORM 4(CONTINUED)        TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative         |2. Conversion |3. Trans-    |4. Trans-      |5. Number      |6. Date           |7. Title and
   Security (Instr. 3)         |   or Exercise|   action    |   action      |   of Deriva-  |   Exercisable    |   Amount
                               |   Price of   |   Date      |   Code        |   tive        |   and Expiration |   of Underlying
                               |   Derivative |             |   (Instr. 8)  |   Securities  |   Date           |   Securities
                               |   Security   |  (Month/Day/|               |   Acquired (A)|   (Month/Day/    |   (Instr. 3 and 4)
                               |              |    Year)    |               |   or Disposed |   Year)          |
                               |              |             |               |   of (D)      |---------------------------------------
                               |              |             |               |   (Instr. 3,  | Date   | Expir-  |        | Amount or
                               |              |             |               |   4, and 5)   | Exer-  | ation   |  Title | Number of
                               |              |             |---------------|---------------| cisable| Date    |        | Shares
                               |              |             |       |       |      |        |        |         |        |
                               |              |             | Code  |   V   | (A)  |  (D)   |        |         |        |
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option          |    $21.17    |   6/5/02    |  A    |   V   |66,500|        |  (1)   | 2/12/12 | Common |  66,500
(Right to Buy)                 |              |             |       |       |      |        |        |         | Stock  |
-------------------------------|--------------|-------------|-------|-------|------|--------|--------|---------|--------|-----------
                               |              |             |       |       |      |        |        |         |        |
                               |              |             |       |       |      |        |        |         |        |
-------------------------------|--------------|-------------|-------|-------|------|--------|--------|---------|--------|-----------
                               |              |             |       |       |      |        |        |         |        |
                               |              |             |       |       |      |        |        |         |        |
-------------------------------|--------------|-------------|-------|-------|------|--------|--------|---------|--------|-----------
                               |              |             |       |       |      |        |        |         |        |
                               |              |             |       |       |      |        |        |         |        |
-------------------------------|--------------|-------------|-------|-------|------|--------|--------|---------|--------|-----------
                               |              |             |       |       |      |        |        |         |        |
                               |              |             |       |       |      |        |        |         |        |
-------------------------------|--------------|-------------|-------|-------|------|--------|--------|---------|--------|-----------
                               |              |             |       |       |      |        |        |         |        |
                               |              |             |       |       |      |        |        |         |        |
-------------------------------|--------------|-------------|-------|-------|------|--------|--------|---------|--------|-----------
                               |              |             |       |       |      |        |        |         |        |
                               |              |             |       |       |      |        |        |         |        |
-------------------------------|--------------|-------------|-------|-------|------|--------|--------|---------|--------|-----------
                               |              |             |       |       |      |        |        |         |        |
                               |              |             |       |       |      |        |        |         |        |
-------------------------------|--------------|-------------|-------|-------|------|--------|--------|---------|--------|-----------
                               |              |             |       |       |      |        |        |         |        |
                               |              |             |       |       |      |        |        |         |        |
-------------------------------|--------------|-------------|-------|-------|------|--------|--------|---------|--------|-----------
                               |              |             |       |       |      |        |        |         |        |
                               |              |             |       |       |      |        |        |         |        |
------------------------------------------------------------------------------------------------------------------------------------
8. Price of   |9. Number of    |10.  Ownership     |11. Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Securities    |    Ownership  |
              |   Owned at End |     Beneficially  |    (Instr. 4) |
              |   of Month     |     Owned at      |               |
              |   (Instr. 4)   |     End of Month  |               |
              |                |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |     66,500     |         D         |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
-------------------------------------------------------------------

Explanation of Responses:

(1) The option becomes 10% vested on February 12, 2003, 30% vested on February 12, 2004, 60% vested on
    February 12, 2005 and 100% vested on February 12, 2006.


                                                                            /s/ Robert A. Pattishall                July 9, 2002
                                                                      ------------------------------------        -----------------
                                                                         *Signature of Reporting Person                 Date
                                                                           Name: Robert A. Pattishall



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                             Page 2
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